NEUBERGER BERMAN INCOME FUNDS
 SUB-ADVISORY AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Emerging Markets Debt Fund

Date:  June 2, 2014

NEUBERGER BERMAN INCOME FUNDS
 SUB-ADVISORY AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Emerging Markets Debt Fund	The Manager agrees to pay Adviser its pro rata percentage (based on the percentage of the Series assets allocated to it) of 75% of the fees paid to the Manager by the Series.

 Date:  December 1, 2013